FHLBANK TOPEKA ANNOUNCES THIRD QUARTER 2010 EARNINGS

October 28, 2010 – FHLBank Topeka (FHLBank) announces its operating results for third quarter 2010. FHLBank reported $21.6 million in net income for the quarter ended September 30, 2010, and $2.1 million in net income for the nine months ended September 30, 2010. FHLBank expects to file its Form 10-Q for the third quarter ended September 30, 2010, with the Securities and Exchange Commission (SEC) on November 12, 2010.

President’s Comments

“We are pleased to announce strong core income for the third quarter and for the first nine months of the year,” said Andrew J. Jetter, president and CEO of FHLBank Topeka. “However, lower reported GAAP income for the third quarter and for the first nine months of the year was driven by the accounting treatment applicable to interest rate caps we purchase to protect us against the risk of higher interest rates. The mark-to-market on the caps required under GAAP accounting creates some volatility in our GAAP earnings from period to period that is not reflective of our non-GAAP core income. We believe it is important to minimize our core income exposure to changes in interest rates even if that creates increased accounting income volatility. We will continue to use core income as a key measure in assessing our financial performance and in determining dividend levels.”

Net Income

Net income for third quarter 2010 computed in accordance with U.S. generally accepted accounting principles (GAAP) was $21.6 million versus $24.5 million for third quarter 2009. In the third quarters of 2010 and 2009, market values declined on derivatives and hedging activities (primarily from interest rate caps used to hedge against rising rates) while market values increased on trading securities. The resulting net market value loss in 2010 was ($25.8) million compared to a net market value loss of ($18.1) million in 2009. This higher 2010 market value loss, however, was offset by lower Affordable Housing Program (AHP) and Resolution Funding Corporation (REFCORP) assessments in 2010 due to the decrease in year-to-date GAAP income. This year-to-date change was primarily driven by “Hedging-related & Other Irregular or Non-Recurring Adjustments,” as described below. As a result, the remaining decrease in GAAP earnings for the third quarter 2010 compared to the third quarter 2009 was primarily driven by a decrease in net interest income resulting from a decline in total assets.

GAAP versus Core Income and Core Return on Equity

As part of evaluating its financial performance, FHLBank adjusts net income reported in accordance with GAAP for the impact of: (1) AHP and REFCORP assessments; (2) items related to derivatives and hedging activities; and (3) other irregular or non-recurring items such as prepayment fees, gain/loss on retirement of debt and gain/loss on securities. The result is referred to as core income, which is a non-GAAP measure of income. Core income is used to compute a core return on equity (ROE) that is then compared to the average overnight Federal funds effective rate, with the net referred to as core ROE spread. Because FHLBank is primarily a “hold-to-maturity” investor, management believes that core income, core ROE and core ROE spread are helpful in understanding its operating results and provide a meaningful period-to-period comparison in contrast to GAAP income, and ROE based on GAAP income, which can vary significantly period to period because of derivatives and hedging activities or other items that may not recur. Derivative accounting affects the timing of income or expense from derivatives and their related assets and liabilities hedged, but not the economic income or expense from these derivatives. For example, interest rate caps are purchased with an upfront fixed cost to provide protection against the risk of rising interest rates. Under derivative accounting guidance, these instruments are then marked to market each month, which can result in having to recognize significant gains and losses from quarter to quarter, producing volatility in FHLBank GAAP income. However, the sum of such gains and losses over the term of a derivative will still equal its original purchase price. Although the value of the caps has declined in the first nine months of 2010 as compared to the first nine months of 2009, the value of the interest rate caps will ultimately equal zero at maturity. Because of the monthly mark to market on the caps, FHLBank’s GAAP income will continue to be subject to volatility from quarter to quarter as both gains and losses on the caps are likely to be recorded in future periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	(Amounts in thousands)		(Amounts in thousands)
	2010	2009	2010	2009

Net Income (Loss), as reported under GAAP	$21,591	$24,503	$2,059	$190,596
REFCorp/AHP Assessments	771	8,856	771	68,875

Income (Loss) before REFCorp/AHP Assessments	22,362	33,359	2,830	259,471
Hedging-related & Other Irregular or Non-Recurring Adjustments[1]	21,983	17,844	145,449	(98,410)

Non-GAAP Core Income Before Assessments	$44,345	$51,203	$148,279	$161,061

[1]	The 2010 and 2009 amounts include “Prepayment fees on terminated advances,” “Net gain (loss) on trading securities,” and “Net gain (loss) on derivatives and hedging activities” directly from FHLBank’s September 30, 2010, Statements of Income.

FHLBank uses core ROE compared to the average Federal funds rate as a key measure of effective use and management of members’ capital.

	Three months ended		Nine months ended
	September 30,		September 30,
	(Amounts in thousands)		(Amounts in thousands)
	2010	2009	2010	2009

Average GAAP Capital for the period	$1,853,205	$2,000,886	$1,906,752	$2,156,957
ROE, based upon GAAP Income (Loss) Before Assessments	4.79%	6.61%	0.20%	16.08%
Core ROE, based upon Core Income Before Assessments	9.49%	10.15%	10.40%	9.98%
Average Overnight Federal Funds Effective Rate (FF Rate)	0.19%	0.15%	0.17%	0.17%
Core ROE Income as a Spread to Average FF Rate	9.30%	10.00%	10.23%	9.81%

Attached are highlights from the unaudited Statements of Condition and Statements of Income for the quarters ended September 30, 2010 and 2009.

The FHLBank’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2010, will be available on the SEC Web site (www.sec.gov), as well as the FHLBank’s Web site (www.fhlbtopeka.com), as soon as FHLBank files it in November 2010.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “believes,” “will” or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: political events, including legislative, regulatory, judicial or other developments that affect the FHLBank, its members, counterparties or investors; changes in economic and market conditions, including conditions in the mortgage, housing and capital markets; changes in demand for advances or consolidated obligations of FHLBank and/or of the FHLBank System; effects of derivative accounting treatment, OTTI accounting treatment and other accounting rule requirements; the effects of amortization/accretion; gains/losses on derivatives or on trading investments; volatility of market prices, rates and indices and the timing and volume of market activity; changes in the FHLBank’s capital structure; membership changes, including changes resulting from member failures, merger or changes in principal place of business; soundness of other financial institutions, including FHLBank members, nonmember borrowers and the other FHLBanks; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by derivative counterparties; changes in the fair value and economic value of, impairment of, and risks associated with the FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; competitive forces, including the availability of other sources of funding for members; the willingness of members to do business with the FHLBank; the ability of the FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the FHLBank has joint and several liability; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	September 30,	December 31,	September 30,
	2010	2009	2009
Statements of Condition (as of period end)
Investments[1]	$13,370,975	$16,347,941	$17,625,950
Advances	20,506,458	22,253,629	22,633,110
Mortgage loans held for portfolio, net	3,937,391	3,333,784	3,237,953
Total assets	38,001,292	42,631,611	43,741,619
Deposits	1,776,269	1,068,757	1,154,479
Consolidated obligations, net[2]	33,829,962	39,111,634	40,097,160
Total liabilities	36,225,772	40,685,701	41,818,342
Total capital stock	1,471,004	1,602,696	1,616,266
Retained earnings	327,235	355,075	319,640
Total capital	1,775,520	1,945,910	1,923,277
Regulatory capital[3]	1,823,745	1,980,208	1,958,933

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Statements of Income (for the period ended)
Interest income[4]	$155,837	$181,981	$480,663	$666,549
Interest expense	98,784	122,231	289,327	470,214
Net interest income	57,053	59,750	191,336	196,335
Provision for credit losses on mortgage loans	205	872	1,161	986
Net other-than-temporary impairment (losses) on held-to-maturity securities recognized in earnings[5]	(165)	(53)	(3,550)	(112)
Net gain (loss) on derivatives and hedging activities	(52,600)	(36,932)	(232,140)	85,281
Net gain (loss) on trading securities	26,768	18,852	74,887	3,007
Other income	2,505	2,520	7,313	7,078
Other expenses	10,994	9,906	33,855	31,132
Income before assessments	22,362	33,359	2,830	259,471
AHP assessments	256	2,730	256	21,226
REFCorp assessments	515	6,126	515	47,649
Total assessments	771	8,856	771	68,875
Net income	21,591	24,503	2,059	190,596
Weighted average dividend rate[6]	2.78%	2.89%	2.85%	2.52%

[1]	Investments include held-to-maturity securities, trading securities, interest-bearing deposits and Federal funds sold.
[2]	Consolidated obligations are bonds and discount notes that the FHLBank is primarily liable to repay.
[3]
Regulatory capital is defined as the sum of the FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses.
Permanent capital is defined as the amount paid in for Class B stock plus the amount of the FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[4]
Interest income includes prepayment fees on terminated advances. For the three months ended September 30, 2010 and
2009, prepayment fees totaled $3.8 million and $0.2 million, respectively. For the nine months ended September 30, 2010 and
2009, prepayment fees totaled $11.8 million and $10.1 million, respectively.

[5]
During the quarter ended September 30, 2010, FHLBank recognized additional other-than-temporary impairment credit losses on four private-label mortgage-backed securities (PLMBS) previously identified as other-than temporarily impaired.
The result was a net $0.2 million accumulated other comprehensive income reclassification recognized in earnings. For the nine months ended September 30, 2010, FHLBank recognized a total loss on other-than-temporarily impaired held-to-maturity securities (net of amounts reclassified to/from accumulated other comprehensive income) of $17.5 million, of which $3.6 million related to estimated credit losses (recognized in earnings). Losses in excess of estimated credit losses are recognized in accumulated other comprehensive income.

[6]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.